EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 20, 2008, relating to the consolidated financial statements and financial statement schedule of Kimberly-Clark Corporation and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and the related financial statement schedule and includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, on January 1, 2007, the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006, and the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), on December 31, 2006), and our report dated February 20, 2008, relating to the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2007, both appearing in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and our reports dated June 25, 2008, appearing in the Corporation’s Annual Report on Form 11-K of the Kimberly-Clark Corporation Incentive Investment Plan and the Kimberly-Clark Corporation Retirement Contribution Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP Dallas, Texas November 14, 2008